Exhibit 99.1

Synacor Reports 17% Increase in Recurring Software Revenue

•	Q3 revenue totaled $35.6 million, recurring software revenue of $8.9 million grew 17% YoY

•	Q3 net loss was $2.2 million, in line with guidance; adjusted EBITDA improved to $2.7 million, exceeding guidance range and up from $1.8 million a year ago

•	Q3 wins include portal and Cloud ID renewal with a major operator, new ShortsTV Network for Cloud ID agreement, and 80 new Zimbra enterprise and government customers

BUFFALO, N.Y., November 8, 2018 – Synacor, Inc. (Nasdaq: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, governments and enterprises, today announced its financial results for the third quarter ended September 30, 2018.

“Our third quarter financial results reflect our continued attention to profitability and our focus on driving high-margin recurring software revenue,” said Synacor CEO Himesh Bhise. “Recurring software revenue from collaboration and identity management platforms grew 17% from a year ago. Our adjusted EBITDA for the quarter was $2.7 million, representing a 45% increase from the prior-year quarter.

“We are being disciplined in steering away from low-margin, publisher-based advertising revenue, even if it impacts our top line, so that we can focus on growing recurring revenue and improving profitability,” concluded Bhise.

Recent Highlights

•	Extended portal and Cloud ID agreement with a major U.S. operator

•	Signed ShortsTV Network, a 24/7 channel dedicated to short films, to Cloud ID TV Everywhere authentication platform

•	Signed 80 new Zimbra email business and government agency customers worldwide

•	Announced that Zimbra X, the first distributed enterprise app on EOSIO, now leverages additional blockchain capabilities such as smart contracts, EOS tokens and verified identity APIs.

Q3 2018 Financial Results

Revenue: For the third quarter of 2018, revenue was $35.6 million, a decrease of 2% versus the third quarter of 2017. Software revenue grew 20% while portal and advertising revenue was down 11% primarily due to our increased focus on improving profitability. Recurring software revenue was $8.9 million for the quarter, and grew 17%.

Net Income: For the third quarter of 2018, net loss was $2.2 million, or $(0.06) per share, compared with net income of $0.3 million, or $0.01 per share, in the third quarter of 2017. Net income in the third quarter of 2017 included a $1.9 million gain on the sale of an investment.

Adjusted EBITDA: For the third quarter of 2018, adjusted EBITDA, which excludes stock-based compensation, other income and expense, restructuring costs and certain legal expenses, increased 45% to $2.7 million from $1.8 million in the third quarter of 2017.

Cash: The Company ended the third quarter of 2018 with $15.7 million in cash and cash equivalents, compared with $15.0 million at the end of the second quarter of 2018.

Guidance

Based on information available as of November 8, 2018, the Company is providing financial guidance for the fourth quarter of 2018. In addition, as a result of the Company’s refocusing of its advertising business on higher-margin opportunities, including proactively declining certain low-margin publisher-based advertising inventory, it is revising full-year 2018 guidance. The Company’s guidance for Q4 2018 and full-year 2018 are as follows:

•

Q4 2018 Guidance: Revenue for the fourth quarter of 2018 is projected to be in the range of $35.5 million to $38.5 million. The Company expects to report net income of $0.5 million to a net loss of $1.0 million and adjusted EBITDA of $2.6 million to $4.1 million, which excludes stock-based compensation expense of approximately $0.5 million, restructuring costs of approximately $0.1 million, certain legal expenses of approximately $0.3 million, depreciation and amortization of approximately $2.4 million, and tax, interest expense and other income and expense of approximately $0.3 million.

•

Fiscal 2018 Guidance: Revenue for the full year of 2018 is expected to be in the range of $140 million to $143 million. The Company expects to report a net loss in the range of $6.7 million to $8.2 million and adjusted EBITDA in the range of $7.0 million to $8.5 million, which excludes stock-based compensation expense of approximately $2.0 million, restructuring costs of approximately $1.1 million, certain legal expenses of approximately $1.3 million, depreciation and amortization of approximately $9.7 million, and tax, interest expense, and other income and expense of approximately $1.1 million.

Conference Call Details

Synacor will host a conference call today at 5:00 p.m. ET to discuss the third quarter 2018 financial results and 2018 financial guidance with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately 10 minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (833) 235-2655, with conference ID 2284716, or callers outside the U.S. may dial (647) 689-4151. Following completion of the call, a recorded webcast replay will be available on Synacor’s website. To listen to the telephone replay through November 15, 2018, call toll-free (800) 585-8367, or callers outside the U.S. may dial (416) 621-4642. The conference ID is 2284716.

About Synacor

Synacor (Nasdaq: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, and cloud-based identity management. www.synacor.com

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance including, without limitation, its fourth quarter and fiscal year 2018 guidance, the statements and quotations from management and Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include – but are not limited to – risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the pace and degree to which the AT&T portal can be monetized; the loss of a significant customer, including by non-renewal of its contract; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding our ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Company’s most recent Form 10-Q filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the Company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of November 8, 2018, and Synacor undertakes no duty to update this information.

Contact

Investor Contact:

David Calusdian

Sharon Merrill Associates

ir@synacor.com

617-542-5300

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$15,685	$22,476
Accounts receivable, net	21,180	31,696
Prepaid expenses and other current assets	5,131	4,516

Total current assets	41,996	58,688
Property and equipment, net	19,748	20,505
Goodwill	15,950	15,955
Intangible assets	11,088	12,695
Other long-term assets	598	937

Total Assets	$89,380	$108,780

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,220	$25,931
Accrued expenses and other current liabilities	6,589	7,075
Current portion of deferred revenue	7,481	11,605
Current portion of capital lease obligations	2,376	2,444

Total current liabilities	33,666	47,055
Long-term portion of capital lease obligations	1,668	3,371
Deferred revenue	2,594	3,682
Deferred income taxes	85	264
Other long-term liabilities	151	63

Total Liabilities	38,164	54,435

Stockholders’ Equity:
Common stock	393	396
Treasury stock	(1,893)	(1,881)
Additional paid-in capital	144,334	142,486
Accumulated deficit	(91,348)	(86,627)
Accumulated other comprehensive loss	(270)	(29)

Total stockholders’ equity	51,216	54,345

Total Liabilities and Stockholders’ Equity	$89,380	$108,780

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue	$35,643	$36,269	$104,481	$94,025
Costs and operating expenses:
Cost of revenue (1)	18,186	17,620	51,659	44,644
Technology and development (1)(2)	6,017	6,748	18,773	20,950
Sales and marketing (2)	5,667	6,179	18,507	19,025
General and administrative (1)(2)	5,279	4,495	14,616	12,820
Depreciation and amortization	2,437	2,596	7,316	7,004

Total costs and operating expenses	37,586	37,638	110,871	104,443

Loss from operations	(1,943)	(1,369)	(6,390)	(10,418)
Gain on sale of investment	—	1,902	—	1,902
Other (expense) income	(32)	99	(46)	172
Interest expense	(80)	(127)	(265)	(328)

(Loss) income before income taxes	(2,055)	505	(6,701)	(8,672)
Income tax provision	165	244	478	999

Net (loss) income	$(2,220)	$261	$(7,179)	$(9,671)

Net (loss) income per share:
Basic	$(0.06)	$0.01	$(0.18)	$(0.27)

Diluted	$(0.06)	$0.01	$(0.18)	$(0.27)

Weighted average shares used to compute net (loss) income per share:
Basic	38,951,558	38,471,377	38,856,836	35,590,563

Diluted	38,951,558	39,940,790	38,856,836	35,590,563

Notes:
(1) Exclusive of depreciation shown separately.
(2) Includes stock-based compensation as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Technology and development	$101	$190	$369	$604
Sales and marketing	110	142	374	500
General and administrative	150	273	708	824

	$361	$605	$1,451	$1,928

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 30,
	2018	2017

Cash Flows from Operating Activities:
Net loss	$(7,179)	$(9,671)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Depreciation and amortization	7,316	7,004
Capitalized software impairment	—	256
Stock-based compensation expense	1,451	1,928
Gain on sale of investment	—	(1,902)
Provision for deferred income taxes	(179)	197
Change in allowance for doubtful accounts	118	—
Increase in estimated value of contingent consideration	—	107
Change in operating assets and liabilities net of effect of acquisition:
Accounts receivable, net	10,398	6,933
Prepaid expenses and other assets	(291)	(1,646)
Accounts payable	(8,284)	(1,668)
Accrued expenses and other liabilities	(398)	(2,369)
Deferred revenue	(2,756)	(2,080)

Net cash provided (used in) by operating activities	196	(2,911)

Cash Flows from Investing Activities:
Proceeds from sale of investment	—	2,645
Purchases of property and equipment	(5,271)	(5,774)

Net cash used in investing activities	(5,271)	(3,129)

Cash Flows from Financing Activities:
Net proceeds from offering of common stock	—	20,046
Repayments of long-term debt	—	(5,000)
Repayments on capital lease obligations	(1,811)	(914)
Proceeds from exercise of common stock options	341	1,942
Purchase of treasury stock and shares received to satisfy minimum tax withholding liabilities	(12)	(117)
Deferred acquisition payment	—	(1,300)

Net cash (used in) provided by financing activities	(1,482)	14,657

Effect of exchange rate changes on cash and cash equivalents	(234)	—

Net (decrease) increase in Cash and Cash Equivalents	(6,791)	8,617
Cash and Cash Equivalents at beginning of period	22,476	14,315

Cash and Cash Equivalents at end of period	$15,685	$22,932

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Reconciliation of Adjusted EBITDA:
Net (loss) income	$(2,220)	$261	$(7,179)	$(9,671)
Income tax provision	165	244	478	999
Interest expense	80	127	265	328
Gain on sale of investment	—	(1,902)	—	(1,902)
Other income (expense)	32	(99)	46	(172)
Depreciation and amortization	2,437	2,596	7,316	7,004
Capitalized software impairment	—	—	—	256
Stock-based compensation expense	361	605	1,451	1,928
Restructuring costs	766	—	1,034	—
Certain legal expenses*	1,033	—	1,033	—

Adjusted EBITDA	$2,654	$1,832	$4,444	$(1,230)

*

“Certain legal expenses” include legal fees and other related expenses associated with legal proceedings outside the ordinary course of our business, including the class action securities litigation, and arbitration costs related to the dissolution of a former joint venture.